CONTRACT NO. 711368/00
Exhibit 10.8

Aramco Services Company	Tel: 713 432 4000
Contracting Division	Fax: 713 432 5409
PO Box 1454 77210-1454	www.dramcoservices.com
9009 West Loop South 77096
Houston, TX

MISCELLANEOUS TECHNICAL
SERVICES AGREEMENT
THIS CONTRACT is made by and between ARAMCO SERVICES COMPANY (“ASC”), a corporation incorporated in Delaware, United States of America, having offices at 9009 West Loop South, Houston, Texas 77096-1799, and NOVINT TECHNOLOGIES, INC, (“Novint or CONTRACTOR”), having offices at 8500 Menaul Blvd., Suite A210, Albuquerque, New Mexico 87112.
This Contract consists of this signed document and the following attached schedules:
SCHEDULE A - General Terms and Conditions

SCHEDULE B -	Job Specification

SCHEDULE C -	Compensation

SCHEDULE D -	Special Terms and Conditions, if applicable

ATTACHMENT I -	Incidental Visits to Saudi Arabia
Should there be any conflict between Schedule D (including any attachment thereto) and any other schedule, the terms of Schedule D shall control. Should there be any conflict between Schedule A and Schedules B or C, Schedule A shall control.
It is agreed by the parties hereto for themselves and all persons claiming under them that, subject to the exceptions stated below and regardless of where this Contract shall be entered into or performed, the laws of the State of Texas shall control the interpretation and the performance of this Contract and any further agreements which may result from it.
Any controversy or claim arising out of or relating to this Contract or the breach thereof shall, if not finally settled by mutual agreement of the parties hereto, be settled by arbitration. Section 2 of the Federal Arbitration Act (Title 9, U.S.C., Section 1 et seq.) shall control the validity of this provision. Any such arbitration shall be conducted in Houston, Texas, United States of America and all other issues submitted or presented in or by such arbitration shall be resolved by the procedural and substantive laws of the State of Texas, as stated above.
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All notices, authorizations and approvals pertaining to this Contract shall be in writing. Except as otherwise provided below, all notices between the parties shall be sufficient when delivered in person or sent by telex or cable, or by certified or registered mail, to the appropriate address as follows:

CONTRACTOR	ASC

Office Address;

ARAMCO SERVICES COMPANY
Contracting Division
9009 West Loop South
Telex:	Houston, Texas 77096-1799
Facsimile:

Mailing Address:

NOVINT TECHNOLOGIES, INC	ARAMCO SERVICES COMPANY
8500 Menaul Blvd., Suite A210	Contracting Division: MS-982
Albuquerque, New Mexico 87112	P. O. Box 1454
Houston, Texas 77251-1454
Telex: 6719442
Facsimile: (713) 432-8566/5535
The parties have executed this Contract in duplicate, intending each duplicate copy to serve as an original, and to be effective as of the date of execution of this Contract by the last party to sign below:

NOVINT TECHNOLOGIES, INC	ARAMCO SERVICES COMPANY

By: /s/ Tom Anderson	By: /s/ Simon A. Vreeke

Printed Name: Tom Anderson	Simon A. Vreeke

Title: CEO	General Supervisor, Engineering Services

Date: 4/10/01	Date: april 6, 2001

ENDORSED FOR
SIGNATURE
[ILLEGIBLE]
 II

CONTRACT NO. 711368/00
SCHEDULE A
GENERAL TERMS AND CONDITIONS
TABLE OF CONTENTS

1. DEFINITIONS	1

2. AGREEMENT	1

3. STATUS OF INDEPENDENT CONTRACT	1

4. INTERFERENCE WITH PERFORMANCE	1

5. ASSIGNABILITY	2

6. LIABILITY AND INSURANCE	2

7. WARRANTY	3

8. TITLE, USE, AND PUBLICATION OF MATERIAL	4

9. CONFLICT OF INTEREST	4

10. CONFIDENTIALITY	4

11. TERMINATION BY ASC	5

12. TERMINATION BY CONTRACTOR	5

13. REMOVAL/REPLACEMENT OF CONTRACTOR’S EMPLOYEE	6

14. SUBCONTRACTS	6

15. SUSPENSION OF WORK	8

16. CHANGE ORDERS	8

17. FORCE MAJEURE	10

18. MISCELLANEOUS PROVISIONS	10
 (i)

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SCHEDULEA
GENERAL TERMS AND CONDITIONS
1.	DEFINITIONS
1.1.	“Amendment” means any written modification of this Contract expressly designated as an amendment and signed by both parties.

1.2.	“Company Representative” means a party duly authorized by ASC to act on its behalf, with whom CONTRACTOR may consult at all reasonable times, and whose instructions, requests and decisions issued or made as provided in this Contract shall be binding on ASC,

1.3.	“CHANGE ORDER” means any written modification of Schedule B of this Contract expressly designated as a CHANGE ORDER and signed by both parties.

1.4	“ASC” means Aramco Services Company and any of its affiliates for whose benefit ASC will be contracting services. Affiliate companies include but are not necessarily limited to The Saudi Arabian Oil Company (“Saudi Aramco”), and its subsidiaries.
2.	AGREEMENT

CONTRACTOR agrees to perform the services described in Schedule B at the place or places described in Schedule B, during ths period of time set forth therein, all in accordance with terms and conditions set forth in this Contract.
3.	STATUS OF INDEPENDENT CONTRACTOR

In all things undertaken by the parties under this Contract, it is specifically understood and agreed that CONTRACTOR shall be and remain at all times during the term of this Contract, an independent contractor, and neither CONTRACTOR nor any of its employees, agents or consultants shall be treated as a servant, agent or employee of ASC. Accordingly, without limiting CONTRACTOR’S duty to determine the most appropriate manner and method for performing services hereunder, ASC shall be entitled to specify the extent and nature of such services and the results to be achieved.
4.	INTERFERENCE WITH PERFORMANCE

During the term of this Contract, CONTRACTOR shall not enter into any similar contract with, nor accept any employment from, any other person, firm or organization which shall interfere in any way with CONTRACTOR’S performance of this Contract.

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5.	ASSIGNABILITY

Neither this Contract nor any right or duty arising under it may be assigned by CONTRACTOR without the prior written consent of the other party.
6.	LIABILITY AND INSURANCE
6.1.	Except as provided in 6.2 below, CONTRACTOR shall defend, indemnify and hold ASC and its affiliated companies and their officers, directors, employees, agents and appointed representatives, harmless from any and all claims, losses, expenses or damages arising from or related to the injury to or death of any person, including CONTRACTOR, and the damage to or loss of any property resulting from any negligent acts or omissions of CONTRACTOR, its subcontractors or the employees or agents of either of them.

6.2.	Neither party shall be liable to the other for any consequential damages, including but not limited to loss of profit or products whether such liability is based, or claimed to be based, upon any negligent act or omission of a party or its personnel, or whether such liability is based, or claimed to be based, upon any breach of a party’s obligations under this Contract.

6.3.	CONTRACTOR shall carry and maintain at all times during the term of this Contract the following forms of insurance:
6.3.1.	Workers’ Compensation, in accordance with the provision of the applicable Workers’ Compensation Law or similar laws of the state, territory or province having jurisdiction over the employee;

6.3.2.	Employer’s Liability with a limit of liability of no less than $1,000,000 each occurrence;

6.3.3.	Commercial General Liability, with limits of no less than $1,000,000 for Bodily Injury Liability per person and per occurrence and $1,000,000 for Property Damage Liability per occurrence covering all of CONTRACTOR’s operations under this Contract, and

6.3.4.	Automobile Liability, covering use of all owned, non-owned and hired vehicles and equipment with limits of no less than $1,000,000 in respect to Bodily Injury Liability or Death per person and per occurrence and $1,000,000 for Property Damage Liability per occurrence.
6.4.	If requested by ASC, CONTRACTOR shall have its insurance carrier(s) furnish to ASC insurance certificates specifying the types and amounts of

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coverage in effect and the expiration dates of each policy, and a statement that no insurance will be canceled or materially changed without thirty (30) days prior written notice to ASC, and a statement that the policies are issued in compliance with the requirements herein. If requested by ASC, CONTRACTOR shall permit ASC to examine the original insurance policies or, at ASC’s option CONTRACTOR shall furnish ASC with copies of insurance policies certified by the carrier(s) as being issued in compliance with these requirements. This provision is a continuing one and its binding effect shall survive the expiration or termination of this Contract. ASC’s approval of or non-objection to CONTRACTOR-supplied insurance certificates or policies shall not relieve CONTRACTOR of any obligation or liability under this Contract.

6.5.	In regard to all insurance coverage maintained by CONTRACTOR under this Contract, CONTRACTOR shall have the insurance carriers waive all rights of subrogation against ASC, its affiliated companies, including the officers, directors, employees, agents and appointed representatives of each of them. Evidence of such waiver satisfactory in form and substance to ASC shall be exhibited in the certificate of insurance.

6.6.	The Commercial General and Automobile Liability Insurance policies provided hereunder shall designate ASC as an additional insured. Such policies shall be primary and non-contributing to any insurance carried by ASC and shall contain a cross-liability clause so that ASC and CONTRACTOR are regarded as third parties to each other.

6.7.	Certificates of insurance or policies evidencing the insurance coverages described herein shall be directed to:

TREASURER’S MS-900
ARAMCO SERVICES COMPANY
P. O. Box 4536
Houston, Texas 77210-4536
7.	WARRANTY
7.1.	CONTRACTOR warrants that all services performed by CONTRACTOR hereunder shall be rendered in a professional manner. If at any time prior to termination of this Contract and during a one (1) year period thereafter it is discovered that CONTRACTOR has not rendered his services in a professional manner, CONTRACTOR shall perform at ASC’s direction and CONTRACTOR’s expense all corrective work necessary to remedy the defects in his services.

7.2.	CONTRACTOR warrants that all persons employed or used by CONTRACTOR to perform services in the United States hereunder are authorized by U. S. immigration law to work in the United States. ASC

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may terminate this Contract without notice and without liability should it be discovered that CONTRACTOR is in breach of this warranty.
8.	TITLE, USE, AND PUBLICATION OF MATERIAL

CONTRACTOR shall not contribute or publish articles based upon the results of the services performed under this Contract unless such articles are approved in writing by ASC prior to publication. Any information, memoranda, drawings, maps or writings of a technical nature (collectively called “data”) which ASC, its affiliates, its agents or their personnel may furnish to CONTRACTOR shall remain ASC property or the property of the party furnishing said data. Promptly upon completion or termination of the work to be performed under this Contract, or at ASC’s request at any time prior thereto, CONTRACTOR shall deliver to ASC the originals and all copies of all such data, CONTRACTOR shall not deliver or permit to be delivered any data or copy of such data to anyone other than ASC, unless authorized in writing by ASC.
9.	CONFLICT OF INTEREST

Except for customary promotional material and occasional business entertainment limited in value in any instance to the reasonable cost of a business meal, and except as specifically authorized under the terms of this Contract, CONTRACTOR shall not give, offer, or accept, and warrants that it has not given, offered or accepted, directly or indirectly, any money, personal services, credit or other thing of value, to or from ASC, its affiliated or related companies, or any of their agents, independent contractors or subcontractors or the employees of any of the foregoing, in order to influence the award of this Contract or any other contract that has been or may be awarded by ASC, or their terms, performance, administration, extension or termination. Further, CONTRACTOR shall avoid situations in which any personal interest could conflict with the interests of ASC or any of its affiliated or related companies. CONTRACTOR shall inform ASC at once in writing should CONTRACTOR become aware that any such conflict of interest has arisen. Any violation of this provision shall constitute a substantial breach of this Contract which, without prejudice to ASC’s right to enforce any other remedy provided by law, shall empower ASC to terminate this Contract for default and claim damages, including but not limited to, any increased costs incurred by ASC as a result of such breach.
10.	CONFIDENTIALITY

CONTRACTOR shall not, for a period of five (5) years from the date of completion or termination of this Contract, divulge any information obtained from ASC, its affiliates, its agents, its associated subcontractors, or their personnel, during the course of the performance of services hereunder to anyone except to ASC and its affiliates or to persons designated by ASC and its affiliates, so long

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as and to the extent such information has not become part of the public domain, does not correspond to that furnished or made known to CONTRACTOR by third parties as a matter of right or without restriction as to disclosure, or was not in CONTRACTOR’s lawful possession at the time of disclosure.
11.	TERMINATION BY ASC
11.1.	ASC may, at any time and whether for cause or at ASC’s convenience, terminate this Contract in whole or in part by giving written notice to CONTRACTOR specifying the services to be terminated and the effective date of termination.

11.2.	Should ASC terminate this Contract or any portion of the services, CONTRACTOR shall stop performance of the specified services on the effective date of termination. CONTRACTOR shall take all actions necessary to preserve and protect all work in progress and if ASC so requests, shall obtain either cancellation or assignment to ASC, at ASC’s option, of any or all existing CONTRACTOR agreements with subcontractors, suppliers and others. Except as provided in Paragraph 11.3, upon receipt and verification of CONTRACTOR’s final invoice, ASC shall pay CONTRACTOR all amounts properly due and owing for services performed hereunder up to the effective date of termination.

11.3.	Should CONTRACTOR commit a material breach of this Contract, ASC shall notify CONTRACTOR of such breach and allow CONTRACTOR thirty (30) days to cure such breach before termination for cause. In the event that ASC terminates this Contract or any portion of the services for cause, CONTRACTOR shall comply with all requirements of Paragraphs 11.1 and 11.2. ASC shall retain all amounts which are then due and payable to CONTRACTOR under this Contract. ASC may arrange for completion of the services upon such terms and in such manner as ASC deems appropriate, all at CONTRACTOR’s expense. If the cost to ASC of completing the services is less than the unearned balance of the Contract price, ASC shall pay the retained amounts to CONTRACTOR. If the cost to ASC of completing the services is greater than the unearned balance, then ASC shall deduct the difference from the retained amounts due CONTRACTOR. If such difference is greater than retained amounts due CONTRACTOR, CONTRACTOR shall pay ASC such difference.
12.	TERMINATION BY CONTRACTOR
12.1.	Should ASC commit a material breach of this Contract, CONTRACTOR may, without prejudice to the exercise of any other rights or remedies which may be available to it, terminate this Contract by giving ASC written notice to that effect. Such termination shall be effective on the date ASC receives CONTRACTOR’s termination notice.

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12.2.	Should CONTRACTOR terminate this Contract pursuant to Paragraph 12.1, ASC shall pay and CONTRACTOR shall accept in full and final settlement of all obligations, claims, losses, costs, lost profits and damages connected with such termination the amounts calculated in accordance with Paragraph 11.2.
13.	REMOVAL/REPLACEMENT OF CONTRACTOR’S EMPLOYEE

Upon ASC’s written request CONTRACTOR shall, at its own cost and expense, remove from the performance of the services hereunder and replace any CONTRACTOR employee determined to be unsuitable by ASC.
14.	SUBCONTRACTS
14.1.	Subcontracts for the performance of any portion of the services shall be procured only after CONTRACTOR has received written authorization from ASC that CONTRACTOR may subcontract that portion of the services. If not accomplished prior to the effective date of this Contract, CONTRACTOR shall, promptly thereafter, prepare and submit to Company Representative for ASC’s approval CONTRACTOR’s subcontracting plan specifically identifying those portions of the services which CONTRACTOR shall subcontract. CONTRACTOR’s subcontracting plan shall also specify that CONTRACTOR shall select subcontractors solely on the basis of financial and technical considerations.

14.2.	After receiving ASC’s written authorization that a portion of the services may be subcontracted, CONTRACTOR shall, before procuring any subcontract for part or all of that portion of the services, submit a notification to ASC containing the following information:
14.2.1.	The proposed subcontractor’s name and the address(es) where the proposed subcontractor will perform the portion of the services.

14.2.2.	If the proposed subcontractor is a sole proprietorship or partnership, the name(s) and address(es) of the proprietor or all members of the partnership, as the case may be.

14.2.3.	If the proposed subcontractor is a corporation, the place of its incorporation or formation and its corporate headquarters.

14.2.4.	The name and address of the proposed subcontractor’s principal bank and a copy of the subcontractor’s latest financial report.

14.2.5.	Evidence acceptable to ASC of the proposed subcontractor’s technical and financial qualifications to perform the portion of the services to be subcontracted.
ASC shall, in a timely manner, review the information and, provided that the proposed subcontractor is, in ASC’s opinion, both technically competent and financially able to perform the portion of the services to be subcontracted, ASC shall advise CONTRACTOR in writing of its nonobjection to the proposed subcontractor. If ASC objects to the proposed subcontractor, CONTRACTOR shall either itself accomplish the portion of the services which would have been performed by the proposed subcontractor or select another subcontractor to which ASC has no objection.
14.3.	CONTRACTOR shall ensure that all subcontractors selected by CONTRACTOR abide by and observe to the same extent required of CONTRACTOR all applicable ASC regulations, and CONTRACTOR agrees to insert or cause to be inserted into all subcontracts provisions to that effect.

14.4.	In the event of any substantial breach of this Contract by CONTRACTOR and without regard as to whether ASC terminates this Contract or any part of the services pursuant to Paragraph 11, CONTRACTOR shall, if ASC requests, assign to ASC all of its rights under all subcontracts entered into by CONTRACTOR, and ASC may, to the extent permitted by applicable law and after prior written notice to CONTRACTOR, enforce directly against any such subcontractor all rights of CONTRACTOR under such subcontract. All subcontracts entered into by CONTRACTOR or by any subcontractor shall contain a provision whereby the subcontractor agrees and consents to such assignment by CONTRACTOR to ASC.

14.5.	CONTRACTOR shall include in every subcontract, and shall require in every further subcontract, under this Contract, a provision prohibiting any further subcontracting of any portion of the services by the subcontractor unless the subcontractor first obtains the approval of ASC. If ASC gives such approval, CONTRACTOR shall ensure that all further subcontracts entered into by its subcontractor: (a) are entered into only after receipt by CONTRACTOR of the information described in Paragraph 14.2 and CONTRACTOR’s notification to the subcontractor selected on the basis described in Paragraph 14.2 and (b) contain a provision prohibiting any further subcontracting of any portion of the services without first obtaining the approval of CONTRACTOR, which approval may be given only in accordance with the provisions of this Paragraph.

14.6.	CONTRACTOR shall be fully responsible to ASC for the acts and omissions of all its subcontractors, at whatever tier, and their personnel. CONTRACTOR shall manage, schedule, and coordinate the services of

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all its subcontractors so as to meet the required milestone completion dates.
15.	SUSPENSION OF WORK
15.1.	ASC may at any time, with or without cause, suspend performance of the services or any part thereof by giving CONTRACTOR prior notice specifying the part of the services to be suspended and the effective date of such suspension. CONTRACTOR shall cease all activity on the suspended part of the services on the effective date of suspension but shall continue to perform any unsuspended part of the services. ASC shall not be liable for loss of anticipated profits or for any damages or any other cost incurred with respect to the suspended part of the services except for such reasonable, auditable, and verifiable costs, as determined in accordance with CONTRACTOR’s published rates or prices where applicable, which are:
15.1.1.	Incurred for the purpose of safeguarding the suspended part of the services and any related system materials, tools, and equipment;

15.1.2.	Incurred for such CONTRACTOR or subcontractor personnel or for such CONTRACTOR or subcontractor equipment which CONTRACTOR continues to maintain at ASC’s request with respect to the suspended part of the services; or

15.1.3.	Otherwise reasonable and unavoidable costs of suspending part of the services and of reassembling personnel and equipment.
15.2.	ASC may, at any time, authorize resumption of any part of the suspended part of the services by giving notice to CONTRACTOR specifying the part of the services to be resumed and the effective date of the resumption. The suspended part of the services shall be promptly resumed by CONTRACTOR, after receipt of such notice, on the specified effective date. Upon resumption of the suspended part of the services, ASC shall initiate a CHANGE ORDER pursuant to Paragraph 16 describing any necessary adjustments to the required milestone completion dates or compensation to CONTRACTOR that result from the suspension of part of the services under this Paragraph.
16.	CHANGE ORDERS

If at any time ASC directs CONTRACTOR to make a change (“CHANGE”) within the general scope of this Contract such as, but not limited to, alterations of the services or changes in the sequence of performance of the services, CONTRACTOR shall perform the services as changed. Such CHANGES shall

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be set forth in writing (“CHANGE ORDER”). Except as provided in paragraph 16.4, each CHANGE ORDER shall be signed by ASC and CONTRACTOR. All services involved in a CHANGE shall be performed in accordance with the terms and conditions of this Contract and shall not otherwise affect the existing rights or obligations of the parties except as expressly provided in this Contract.
16.1. The procedure of implementation of a CHANGE ORDER shall be as follows;
16.1.1.	ASC will issue a CHANGE ORDER Request describing the desired change and the basis for determining the compensation or credit for the change.

16.1.2.	CONTRACTOR will review the CHANGE ORDER Request and submit to ASC a CHANGE ORDER Proposal describing the technical implementation, any adjustment in the schedule resulting from the CHANGE, and the resulting estimated cost or credit due.

16.1.3.	ASC will review the CHANGE ORDER proposal and conduct any necessary negotiations with CONTRACTOR, after which a CHANGE ORDER setting forth the agreed CHANGE, schedule adjustment, and price will be issued.
16.2.	If a CHANGE may result in a request for an increase in the compensation due CONTRACTOR or a request for an adjustment to the Schedule, CONTRACTOR shall not proceed with the services involved in the CHANGE without a CHANGE ORDER signed by ASC. If CONTRACTOR proceeds with the additional services involved in such a CHANGE without a CHANGE ORDER, CONTRACTOR shall not be entitled to any additional compensation for the services performed or to any adjustment of the schedule as a result of the CHANGE.

16.3.	If ASC and CONTRACTOR fail to agree on whether or not any direction by ASC constitutes a CHANGE, ASC may direct CONTRACTOR in writing to proceed with the services as changed. CONTRACTOR’s performance of such services shall not prejudice either party’s position regarding whether such direction constitutes a CHANGE, the billable manhours associated with the CHANGE, and the extent the schedule completion dates or the critical milestone dates should be adjusted.

16.4.	Should ASC and CONTRACTOR fail to agree on the estimated change in compensation or schedule, ASC may direct CONTRACTOR to proceed with the services as changed. Should ASC so direct CONTRACTOR in a CHANGE ORDER signed by ASC, CONTRACTOR shall proceed with the services as changed and ASC shall compensate CONTRACTOR in accordance with ASC’s good faith estimate of the services associated with

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the CHANGE. CONTRACTOR performance of the services as CHANGED shall not prejudice either party’s position regarding adjustments in compensation or schedule.
17.	FORCE MAJEURE
17.1.	If either party is rendered unable, wholly or in part, by force majeur to perform its obligations under this Contract, other than the obligation to make payments then or thereafter due, it is agreed that performance of such obligations by such party, so far as they are affected by force rnajeure, shall be excused from the inception of any such inability to perform until it is corrected, but for no longer period. The party claiming an inability to perform shall, immediately after the occurrence of the force majeure event, notify the other party orally of the nature, date of inception and expected duration of the force majeure and the extent to which it will prevent the party giving such notice from performing its obligations under this Contract. The party giving notice shall confirm such notification in writing as soon as practicable. The party claiming inability to perform shall promptly correct such inability to the extent it may be corrected through the exercise of reasonable diligence.

17.2.	The term “force majeure” as used in this Contract shall mean any act, event, cause or occurrence which renders a party or subcontractor unable to perform its obligations and which is not within the reasonable control of such party or subcontractor and not caused by the negligence or fault of such party or subcontractor. Should the performance of services be delayed for more than forty-five (45) consecutive days as a result of force majeure, ASC may either suspend the services affected pursuant to Paragraph 15 or terminate this Contract or the portion of the services involved pursuant to Paragraph 11. Except as specifically provided in Paragraph 15 neither party shall be liable to the other for costs incurred by the Other as a result of any delay or failure to perform arising out of force majeure.
18.	MISCELLANEOUS PROVISIONS
18.1.	The provisions of Paragraphs 6, 7, 8, 9, and 10, hereinabove and, if Schedule D, Attachment I is applicable, of Paragraph 4 of Schedule D, Attachment I are continuing ones and shall survive the expiration or termination of this Contract.

18.2.	This Contract supersedes all previous contracts, correspondence and understandings between the parties concerning the subject matter hereof and constitutes their entire agreement relating thereto. No promise, agreement, representation or modification to this Contract shall be of any force or effect between the parties, unless set forth or provided for in this Contract or an Amendment or a CHANGE ORDER.

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END OF SCHEDULE A

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SCHEDULE B
JOB SPECIFICATION
1.	Approximate date services to commence: April 15, 2001

2.	Approximate period of services: Approximately six (6) months

3.	The services shall be performed at Novint’s facilities or such other location as ASC shall designate in writing from time to time.

4.	Company Representative: Simon A. Vreeke, General Supervisor, Engineering Services.

5.	Description of services to be performed:
5.1.	Introduction
5.1.1.	The project will build a prototype to demonstrate and validate the use of haptic interaction techniques in the interpretation and understanding of volumetric reservoir modeling data by SAUDI ARAMCO on a desktop VR environment. Novint proposes to undertake a Joint Project with SAUDI ARAMCO to enhance Novint’s VoxelNotePad (VNP) for the purposes of reservoir and well path modeling. Once completed, this prototype may be used to refine the requirements and goals of a follow-on production system.

5.1.2.	The prototype will be completed and delivered to SAUDI ARAMCO within approximately 6 months after project start. This prototype is intended to show basic functionality and explore feasibility, and is not intended to provide final production performance or integration. Novint’s goal is to deliver a Prototype system that demonstrates the feasibility of haptic interaction with functionality specified by SAUDI ARAMCO, and potentially obtain SAUDI ARAMCO’s management support to proceed with the joint development of the production system. In addition to functional specifications and funding, SAUDI ARAMCO provides the field data necessary to test/validate the system and the required manpower for evaluation of its merits/limitations for field data interpretation.

5.1.3.	It is anticipated that, if this prototype effort is deemed successful, Novint and SAUDI ARAMCO will enter into a follow-on project to expand on the capabilities of VNP for reservoir modeling and

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simulation, and to explore its portability to large scale visualization environments.
5.2	Key Characteristics
5.2.1.	Enhance Novint Technologies’ VNP (VoxelNotePad) application to support POWERS reservoir simulation data in ECL-format, along with well deviation survey data. Novint’s first deliverable will be an enhanced VNP software with these capabilities.

5.2.2.	Evaluate the 3D navigation and the use of touch feedback during reservoir simulation. Touch rendering and stereographic display (i.e. stereo displays and immersion) will be provided by the system to support 3D interaction

5.2.3.	Investigate the use of sound cues to complement the visual and touch interaction during navigation and probing of the 3D reservoir simulation. For example, sound alarms could be used, to warn of important conditions during simulation, such as water breakthrough, excessive condensate dropout, etc. If sound feedback is deemed useful by SAUDI ARAMCO engineers, Novint will incorporate these new features into VNP and deliver this new version to SAUDI ARAMCO.
5.3	Deliverables
5.3.1.	VNP prototype program executables.

5.3.2.	Internal use of VNP Prototype license for evaluation and demonstration within Saudi Aramco.

5.3.3.	It is recommended that SAUDI ARAMCO obtain a Windows NT Workstation — a high end Pentium Workstation, including stereo graphics accelerator, volume rendering hardware & 1 Gbyte memory. This workstation is not part of the deliverables of this project,

5.3.4	Novint will loan a PHANTOM Desktop for up to 60 days to SAUDI ARAMCO, for its use in evaluating and demonstrating the prototype.

5.3.5	PHANTOM Desktop haptic interface device, Part Number 01669, to be purchased at the end of the Project.

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5.4.	Timeline
5.4.1.	Deliver purchase order — SAUDI ARAMCO (Project Start — estimated April 15)

5.4.2.	Confirm detailed specification and project plan — Novint and SAUDI ARAMCO (1 week)

5.4.3.	Novint delivers final Statement of work — SAUDI ARAMCO review and signoff. (2 weeks)

5.4.4.	Project start — (3 weeks)

5.4.5.	Novint provides an Alpha version of the software running on an NT Workstation with Phantom Desktop and early release of prototype s/w — (June, 2001)

5.4.6.	Novint delivers beta release of prototype s/w and systems — SAUDI ARAMCO evaluation and signoff. (~3 months)

5.4.7.	Novint delivers final release of prototype s/w and systems — SAUDI ARAMCO evaluation and signoff. (~4 months)
5.5.	Responsibilities
5.5.1.	Saudi Aramco will provide a person to act as Novint’s technical and administrative contact for the duration of the project.

5.5.2.	Novint will assign a project leader, for the duration of the project, to coordinate all technical issues with the SAUDI ARAMCO point of contact.

5.5.3.	Novint will complete the VNP Software development, Hardware Integration and Testing tasks at Novint facilities. Novint Hardware will be utilized to complete these tasks.

5.5.4.	Subject to Section 5.7 below, Novint retains sole rights of ownership, development and commercial distribution for the VNP prototype source codo and its derivative works.

5.5.5.	Novint will complete the installation, training and test of the system at the SAUDI ARAMCO facility in Dhahran, Saudi Arabia.

5.5.6.	The “project start date” for the purposes of this agreement is estimated to be April 15, 2001,
5.6	Completion Criteria
5.6.1.	This project will be considered complete when final version of the VNP prototype has been installed and tested at the SAUDI ARAMCO facility, and SAUDI ARAMCO has completed its evaluation.
5.7	License Rights

Novint grants to ASC a non-exclusive, perpetual, royalty-free license to use the VNP prototype program and any other software developed under this CONTRACT for Saudi Aramco’s internal use in Saudi Arabia. Such

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license rights include the right of ASC or Saudi Aramco to further develop such software for internal use only. The license rights granted hereunder do not include the right to market, sell or distribute the software to third parties.
END OF SCHEDULE B

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SCHEDULE C
COMPENSATION
1.	RATES

As full and complete compensation for CONTRACTOR’s satisfactory performance of the services described in Schedule B and all other obligations under this Contract, ASC shall pay CONTRACTOR as follows:

Estimates
1.1.	Phantom System for use during project up to 60 days Loan

1.2.	Prototype SW Design, Development & Testing $50,000

1.3.	Travel See Schedule D, Attachment

1.4.	PHANTOM Desktop haptic interface device $13,850

(To be purchased at the end of the Project)

1.5.	Total Amount $63.850
2.	TERMS
2.1.	SAUDI ARAMCO will be invoiced, according to Schedule C, Paragraph 3. INVOICING, as follows:
2.1.1.	25% of the total amount is due upon signing of this agreement.

2.1.2.	25% of the total amount is due upon delivery of Alpha version of the software.

2.1.3.	25% of the total amount is due upon delivery of the beta version of the VNP software and System Hardware.

2.1.4.	The final 25% of the total amount is due upon installation of the final Prototype and successful evaluation of the completed project.
3.	INVOICING
3.1.	All sums that become due under this Contract shall be paid by ASC promptly after submission of an itemized invoice, in duplicate, to ARAMCO SERVICES COMPANY, P.O. Box 52520, Houston, Texas 77052-2520, Attention: Simon A. Vreeke, General Supervisor, Engineering Services. The envelope shall be marked “Invoice Enclosed”. Each invoice shall reference this Contract number and shall clearly indicate the name and address to which remittance is to be mailed. Each invoice shall be itemized and show a separate line item for sales and use taxes, as applicable. If no sales or use tax is applicable, the invoice shall clearly state the reason. Invoices shall be submitted monthly

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except that if the term of this Contract is less than two calendar months, an invoice shall be submitted only at the end of the Contract. Each duplicate invoice shall be accompanied by supporting documents, including time-sheets maintained on a daily basis and approved by an ASC representative, the white copy of the airline passenger coupon for reimbursable air travel, expense reports, and receipts for any expenditure in excess of $25.00. CONTRACTOR shall identify the final invoice submitted under this Contract by marking “FINAL INVOICE” prominently on the face of the invoice.

3.2.	Should ASC object to any item contained in any invoice, or to the sufficiency of the documents submitted in support of any such item, ASC shall be entitled to withhold payment for the amount attributable to the item or substantiating documents to which ASC objects. Should such payment be withheld, ASC shall notify CONTRACTOR promptly in writing of its objection, and ASC shall promptly pay CONTRACTOR that portion of the invoice amount which is properly due and payable.

3.3.	Payment of any invoice by ASC shall not prejudice ASC’s right to object to or question any invoice, or any matter in relation thereto, at any time up to two (2) years after completion of the services to which the invoice pertains. No payment by ASC shall be construed as acceptance of any part of the services to be performed hereunder.
4.	AUDIT RIGHTS

CONTRACTOR shall maintain books, records, receipts, vouchers, memoranda and other evidence (the foregoing constitute “records” for the purpose of this Paragraph), sufficient to accurately and properly reflect costs incurred by CONTRACTOR and invoiced to ASC under this Contract and the disposition of any material, tools or equipment provided by ASC to CONTRACTOR, ASC, or any firm of auditors appointed by ASC, shall have access, at all reasonable times, to all such records for the purpose of auditing and verifying costs or for any other reasonable purpose, and shall have the right to reproduce any such records. However, concerning any fixed rates payable hereunder, the purpose of such audit shall be only for verification of time worked or units of work performed. ASC shall have no audit rights with regard to any fixed lump sum compensation payable hereunder, CONTRACTOR shall preserve and make available all such records for a period of two (2) years after termination of this Contract; provided, however, that if any such records are or may be required to resolve any claim or dispute in relation to this Contract, the period of retention and the rights of access and examination described in this Paragraph shall continue until final disposition of such claim or dispute.
5.	SET-OFF

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Any sum due and owing to ASC from CONTRACTOR may be set off by ASC against any sum due and owing CONTRACTOR under this Contract or under any other contract ASC may have with CONTRACTOR from time to time.
6.	COMPENSATION FOR CHANGES

Pursuant to Paragraph 16 CHANGE ORDERS of Schedule A, the compensation due CONTRACTOR or the credit due ASC for a Change shall be established on one or more of the following bases:
6.1.	Lump Sum.
7.	INVOICING FOR CHANGES

For work performed or deleted pursuant to Paragraph 16 CHANGE ORDERS of Schedule A, CONTRACTOR and ASC, upon completion or deletion of such work, shall prepare and execute appropriate documentation certifying that the work is completed (in the case of additional work) and the compensation or credit due. Said documentation and other supporting documentation requested by ASC shall be attached to CONTRACTOR’s separate invoice for Changes. Invoices for Changes shall be submitted to ASC and processed for payment in accordance with Paragraph 2 of this Schedule.
END OF SCHEDULE C

CONTRACT NO. 711368/00
SCHEDULE D
SPECIAL TERMS AND CONDITIONS
END OF SCHEDULE D

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CONTRACT NO. 711368/00
SCHEDULE D
SPECIAL TERMS AND CONDITIONS (CONT’D)
ATTACHMENT I
INCIDENTAL VISITS TO SAUDI ARABIA
Whenever required for successful performance of the services hereunder, CONTRACTOR shall send its employee to Saudi Arabia for necessary liaison with the Saudi Arabian Oil Company (“SAUDI ARAMCO”), site investigation or familiarization, orientation, data gathering and any other field activities required by the services hereunder. The total duration of visits is limited to a maximum of 60 days in Saudi Arabia per calendar year per individual. If an individual must be in Kingdom more than 60 days in one calendar year, then a separate contract will be required for the trip that causes the 60 day limit to be exceeded and all subsequent trips.
1.	COMPENSATION
1.1.	CONTRACTOR shall be compensated in accordance with Schedule C, for services performed in Saudi Arabia as specified in Schedule B commencing on the date of the CONTRACTOR’s employee’s departure direct for Saudi Arabia until the day of his return direct from Saudi Arabia to his Point of Origin. Travel days authorized by ASC for travel between Saudi Arabia and Europe shall be limited to one (1) day for one way travel, and two (2) days for round-trip travel. Travel days authorized by ASC for travel between Saudi Arabia and the United States and the Far East shall be limited to two (2) days for one way travel, and four (4) days for round-trip travel. Payment for travel hours shall not exceed eight (8) hours per day. In the event CONTRACTOR’s employee both works and travels on a given day, no payment for travel will be made in addition to compensation for a normal work day as described herein.

1.2.	Overtime shall not be payable for international travel time. Travel time within Saudi Arabia shall be considered noncompensable by ASC unless SAUDI ARAMCO-established policy authorizes compensation for travel time under similar circumstances.
2.	WORK SCHEDULE

CONTRACTOR’s employee’s normal work week schedule for performance of services under this Contract shall consist of 40 hours worked, eight (8) hours per day, Saturday through Wednesday. CONTRACTOR shall be entitled to compensation for days/hours not worked by its employee due to illness if CONTRACTOR’s Compensation, as stated in Schedule C, Compensation, is a calendar day rate. CONTRACTOR shall not be paid for other excused or unexcused absences. CONTRACTOR shall be entitled to compensation on
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SAUDI ARAMCO designated holidays, if compensated at a calendar day rate for services by CONTRACTOR’s employee; however, CONTRACTOR shall not be entitled to compensation on SAUDI ARAMCO designated holidays if compensated at an hourly rate or work day rate.
3.	DEPARTURE PROCESSING

CONTRACTOR’s employee shall be responsible for obtaining all passports, medical examinations, inoculations and permits necessary for him, and any dependents authorized by ASC, to gain entrance into and exit from Saudi Arabia in connection with this Contract, CONTRACTOR’s employee shall obtain his own visa and permits necessary to enter Saudi Arabia. ASC shall reimburse CONTRACTOR for the actual cost of the above-mentioned items obtained by its employee, but not for incidental expenses connected therewith, including any lost job time. In connection with the services performed under this Contract by CONTRACTOR’s employee; (a) Neither CONTRACTOR nor ASC shall make any inquiry, written or oral, direct or indirect, which is intended to ascertain any such employee’s age, race, color, creed, religion, sex, nationality, national origin or ancestry; and (b) neither CONTRACTOR nor ASC shall discriminate or take what could be construed as discriminatory action against CONTRACTOR or its employee on the basis of any of the foregoing criteria.
4.	CUSTOMS DUTIES

Customs duties or charges of any country or governmental authority assessed against the property of CONTRACTOR’s employee shall be for CONTRACTOR’s own account, except that ASC shall pay any such customs duties or charges assessed against property which ASC considers necessary in connection with CONTRACTOR’s employee’s stay or work in Saudi Arabia. In the event SAUDI ARAMCO or ASC is compelled by any governmental authority in Saudi Arabia to pay any sum of money in satisfaction of any debt or obligation in Saudi Arabia of CONTRACTOR or of CONTRACTOR’s employee, CONTRACTOR shall reimburse SAUDI ARAMCO or ASC, as appropriate, upon receipt of ASC’s billing and evidence of the governmental order which required the making of such payment.

In the event customs duties or charges for the account of CONTRACTOR hereunder (and not falling within the exception stated above) or any sums of money in satisfaction of any debt or obligation are paid by SAUDI ARAMCO or by ASC, ASC reserves the right to deduct the amount of such payments from the amount of ASC’s payments to CONTRACTOR hereunder or under any other contract ASC may have with CONTRACTOR from time to time, or alternatively, to bill CONTRACTOR for such payments and, in this latter event, CONTRACTOR agrees to pay ASC this amount.
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5.	LOCAL TRANSPORTATION

SAUDI ARAMCO shall supply local transportation required by CONTRACTOR’s employee in Saudi Arabia in connection with the services to be performed under this Contract in conformity with its then current policy relating to that subject. All other local transportation engaged by CONTRACTOR’s employee will be for the CONTRACTOR’s own account.
6.	HOUSING
CONTRACTOR’s employee shall be housed free of charge in accommodations provided by SAUDI ARAMCO. The accommodations provided may be in or outside SAUDI ARAMCO communities and may be either SAUDI ARAMCO or non-SAUDl ARAMCO owned facilities. If CONTRACTOR’s employee is assigned housing in a SAUDI ARAMCO family community, he shall be eligible to use the facilities on the same basis as SAUDI ARAMCO employees. If he is assigned housing outside a SAUDI ARAMCO family community, he shall be eligible to use the facilities in the community on the same basis as the general public.
7.	MEALS

ASC shall provide CONTRACTOR’s employee a daily meal allowance at the current SAUDI ARAMCO rates specified below, while Contractor’s Employee is housed in SAUDI ARAMCO provided or SAUDI ARAMCO approved accommodations where meals are not provided free of charge.
7.1.	Living in SAUDI ARAMCO’s Guest Houses, including Steineke Hall: SR60/calendar day. Other incidental expenses, such as laundry, shall be reimbursed by ASC.

7.2.	Living in SAUDI ARAMCO’s Main Camp Bachelor Quarters: SR72/calendar day. Other incidental expenses, such as laundry, are included in this rate.
8.	ALTERNATE ACCOMMODATIONS

If SAUDI ARAMCO-provided living accommodations are not available on the basis set forth in Paragraph 6 above, SAUDI ARAMCO may authorize hotel accommodations, meals, and laundry. Authorized hotel room charges shall be billed directly by the hotel to SAUDI ARAMCO and a per diem allowance at SAUDI ARAMCO current rates shall be payable by ASC to CONTRACTOR. ASC shall reimburse CONTRACTOR for actual, reasonable, and documented laundry charges.
9.	MEDICAL CARE
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Emergency outpatient care shall be made available free of charge to CONTRACTOR’s employee at SAUDI ARAMCO and/or designated facilities, if required. Emergency inpatient and dental care shall be provided to CONTRACTOR’s employee at SAUDI ARAMCO and/or designated medical facilities, and will be charged to CONTRACTOR at rates applicable to the general public.
10.	SAFETY

During any business trip, CONTRACTOR shall comply with all applicable SAUDI ARAMCO safety and personnel rules and regulations, including but not limited to those set forth in the SAUDI ARAMCO handout entitled “Loss Prevention Information for Consultants” which is made a part hereof.
11.	COMPLIANCE WITH SAUDI ARAMCO POLICIES

While present in Saudi Arabia, CONTRACTOR’s employee shall abide by the Government Relations and Public Relations policies established from time to time by SAUDI ARAMCO as such policies apply to persons sponsored within Saudi Arabia by SAUDI ARAMCO. In addition, CONTRACTOR’s employee shall strictly observe Saudi Arab Government rules which prohibit photography without written approval from the competent authorities, Should CONTRACTOR desire to publish or release any publicity, public relations materials of any kind, or any photographs taken in Saudi Arabia, CONTRACTOR shall first submit such items to SAUDI ARAMCO for review, CONTRACTOR shall not publish or release any such items without SAUDI ARAMCO’s prior written approval, which approval may be withheld in SAUDI ARAMCO’s absolute discretion without giving any reason therefor.

12.	MOTOR VEHICLE INDEMNITY

ASC shall defend, indemnify and hold CONTRACTOR harmless from any and all claims, losses, expenses or damages arising from or related to the injury to or death of any person and the damage to or loss of any property arising from CONTRACTOR’s employee’s operation of any motor vehicle assigned to him by SAUDI ARAMCO, other than claims, losses, expenses or damages arising out of CONTRACTOR’s employee’s willful acts or omissions or gross negligence.

13.	TRAVEL
13.1.	CONTRACTOR’s employee shall be provided by ASC with a Business-class air transportation ticket on intercontinental flights, and with an economy class air transportation ticket on connecting domestic flights, for all air travel required under this Contract.
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13.2.	CONTRACTOR also shall be reimbursed for all properly supported and reasonable actual travel expenses, actually incurred in connection with such travel.

13.3.	Travel shall be deemed to include travel from the CONTRACTOR’s employee’s Point of Origin direct to Dhahran, Saudi Arabia and return travel direct to CONTRACTOR’s employee’s Point of Origin.

13.4.	If CONTRACTOR’s employee deviates from the ASC-designated route, except for reasons beyond his control, CONTRACTOR shall be reimbursed only for travel expenses which would have been incurred had he traveled by the ASC-designated route.

13.5.	ASC reserves the right to determine the routing and means of travel CONTRACTOR’s employee will use for all transportation ASC may request.

13.6.	Should CONTRACTOR’s employee travel by other than ASC provided air transportation tickets without prior written authorization of ASC, ASC shall reimburse CONTRACTOR only the equivalent of least cost economy class air fare as determined by ASC.
14.	CURRENCY CONVERSION

Should foreign currency expenses be incurred by CONTRACTOR’s employee for which U.S. dollar reimbursement is required under the terms of the Contract, this reimbursement will be calculated using the SAUDI ARAMCO company exchange rate in effect at the time the expense was incurred.
END OF SCHEDULE D
ATTACHMENT I
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